Fund 037, Florida Tax Exempt Income Fund annual report for 5/31/04

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds fiscal year ended May 31, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $3,739.


72DD1 		Class A 	7,738
		Class B 	1,456

72DD2		Class M 	36


73A1		Class A		0.3731
		Class B 	0.3115

74A2		Class M 	0.3443


74U1		Class A		18,064
		Class B 	3,893

74U2		Class M 	81


74V1		Class A 	9.22
		Class B 	9.22

74V2		Class M 	9.22